EXHIBIT (p)(15)

Code of Ethics Certification & Written Report

353 North Clark Street, Chicago, Illinois 60054
312.595.6000 ▪ mesirowfinancial.com

To:	Board of Trustees of Transamerica Funds
Board of Trustees of Transamerica Series Trust
Board of Directors of Transamerica Income Shares, Inc.
Managing Board of Transamerica Asset Allocation Variable Funds
Board of Trustees of Transamerica Partners Funds Group
Board of Trustees of Transamerica Partners Funds Group II
Board of Trustees of Transamerica Partners Portfolios

Date:	February 19, 2010

Mesirow Financial Investment Management, Inc. which serves as a sub adviser to Transamerica Partners Small Cap Value Portfolio, hereby certifies the following for the year ending December 31, 2009

1.

Mesirow Financial Investment Management, Inc. currently maintains a written Code of Ethics as required by Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and procedures have been put in place to reasonably prevent its access persons, as defined by Rule 17j-1, from violating the Code of Ethics;

2.

As required by Rule 17j-1 and 204A-1, every access person of the sub advisor currently files reports at least quarterly as to their personal securities transactions and annually as to their personal holdings. In addition every person who became an access person of Mesirow Financial Investment Management, Inc. during the year ended December 31, 2009 has filed an initial holdings report.

3.

I have examined these initial, quarterly and annual reports and hereby certify that based upon my examination I have reported all material code or procedure violations of the Code of Ethics by any access person that occurred for the year ended December 31, 2009 to the Transamerica Asset Management Group.

Mesirow Financial Investment Management, Inc.
Print name of sub adviser

Dan Leonard Senior VP, Director of Operations
Name/Title

Signature

Mesirow Advanced Strategies, Inc. ▪ Mesirow Financial Commodities Management, LLC ▪ Mesirow Financial Consulting, LLC ▪ Mesirow Financial Interim Management, LLC
Mesirow Financial Investment Management, Inc. ▪ Mesirow Financial Private Equity Advisors, Inc. ▪ Mesirow Financial Real Estate, Inc. ▪ Mesirow Financial Structured Settlements, LLC
Mesirow Insurance Services, Inc. ▪ Mesirow Realty Sale-Leaseback, Inc. ▪ Securities offered through Mesirow Financial, Inc. Member NYSE, SIPC

MESIROW FINANCIAL INVESTMENT ADVISORY

Code of Ethics

          This Code of Ethics applies to the activities of Mesirow Financial, Inc., Mesirow Financial Investment Management, Inc., Mesirow Advanced Strategies, Inc. and Mesirow Financial Private Equity Advisors, Inc., each a registered investment advisor under the Investment Advisors Act of 1940, as well as to Institutional Sales and Marketing, (hereinafter collectively referred to as “Mesirow Financial”).

          The philosophy of Mesirow Financial is to avoid any conflict of interest, or the appearance of any conflict of interest between the investment activities of Mesirow Financial and the personal investment transactions of the directors, officers and employees (hereinafter “employees”) of Mesirow Financial. This inevitably places some restrictions on the freedom of the investment activities of those Mesirow Financial employees.

          SEC rules and regulations require that Mesirow Financial establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Mesirow Financial might take advantage of that knowledge for their own benefit. Implementation and monitoring of these standards inevitably places some restrictions on the freedom of the investment activities of those people.

          This Code of Ethics has been adopted by Mesirow Financial to meet those concerns and satisfy the legal requirements. Any questions about this Code or about the applicability of this Code to a personal securities transaction should be directed to the designated Senior Managing Director of the applicable Mesirow Financial entity or a designated senior officer.

Personal Securities Transactions:

          This Code regulates personal securities transactions as a part of the effort by Mesirow Financial to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a security in which the person subject to this Code has a beneficial interest.

◆	Security is interpreted very broadly for this purpose, and includes any right to acquire any security (an option or warrant, for example).

◆

You have a beneficial interest in a security that you own individually, jointly, or as a guardian, executor or trustee, or in which you or your spouse or minor children or other dependents living in your household, have an interest. Technically, the rules under Section 16 under the Securities Exchange Act of 1934 (“Exchange Act”) will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of Section 16 under the Exchange Act).

          In any situation where the potential for conflict exists, transactions for Mesirow Financial clients must take precedence over any personal transaction. The employees subject to this Code owe a duty to Mesirow Financial and its clients to conduct their personal securities transactions in a manner which does not interfere with the transactions of Mesirow Financial or otherwise take inappropriate advantage of their relationship to Mesirow Financial. Personal securities transactions must comply with this Code of Ethics and should avoid any actual or potential conflict of interest between an employee’s interests and the interests of Mesirow Financial and its clients.

          Situations not specifically governed by this Code of Ethics will be resolved in light of this general principle.

          This Code of Ethics is in addition to the provisions of the Mesirow Financial Code of Conduct contained in the Employee Handbook and Compliance Manual. Employees must be mindful of and periodically review their obligations under these provisions. While some of the provisions of the Mesirow Financial Code of Conduct are included in this Code, this does not mean that other provisions of the Mesirow Financial Code of Conduct are less important.

Restrictions on Personal Securities Transactions:

A.

No Transactions with Mesirow Financial. No employee of Mesirow Financial shall knowingly sell to or purchase from Mesirow Financial any security or other property. (This provision is not intended to include personal trading in accounts held at Mesirow Financial, Inc. (“MFI”), the affiliated broker/dealer and dual-registrant.)

B.

No conflicting transactions. No employee of Mesirow Financial shall purchase or sell for his own personal account and benefit, or for the account and benefit of any relative, any security which the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by his or her respective registered advisor affiliate (or his or her respective divisional team within that advisor affiliate) until such transactions have been completed or consideration of such transactions has been abandoned. In addition, any sale or purchase of stock made by an employee for his or her own personal account and benefit, whether at MFI or any other broker-dealer, or for the account and benefit of any relative, whether at MFI or any other broker-dealer, should not be inconsistent with the position of clients of his or her respective registered advisor affiliate, or, in the case of MFI, its respective teams. If such a transaction is submitted to the designated Senior Managing Director or designated senior person during the preclearance process (as described in Section C.1. below), the transaction request must be accompanied by a detailed memo documenting the reason for the transaction request.

C.

Gifts. The conduct of all Mesirow Financial employees in performing daily responsibilities must be both uncompromised and objective. Therefore, employees interacting with any persons having dealings with the Company (including clients, potential clients, counterparties, potential counterparties, vendors, potential vendors, contractors, potential contractors, consultants and potential consultants), must do so using consistent and unbiased standards.

Accepting Gifts and Entertainment

Employees must never solicit or request gifts or any other business courtesies (e.g. meals and/or entertainment) from people engaged in business with the Company. Unsolicited gifts, so long as they are reasonable, of up to $100 in value per employee (per year) are permissible. Likewise, meals or entertainment must also be reasonable and considered common or customary in your area of business. Any acceptance of a gift, meal or entertainment, must be done with a clear understanding by all parties that the Company is in no way obligated or constrained in any manner by your acceptance of the gift, meal or entertainment.

Providing Gifts and Entertainment

Gifts may be provided to persons who have dealings with the Company provided the gift does not exceed $100 in value per person (per year), the gift is consistent with reasonable norms and is made in a manner of good taste. Your applicable business division head should pre-approve all gifts.

Additionally, when providing entertainment (e.g. meals, sporting and theatrical events), the entertainment must be considered reasonable, not extravagant, and an employee must also be attending the event. In cases where the employee cannot attend, the entertainment will be considered a gift, and will fall under the $100 guideline, (i.e. two sporting event tickets which value cannot exceed $100 per person). Gifts over $100 in value will not be reimbursed (even up to $100), as the Policy Likewise, entertainment that is deemed to be unreasonable will also NOT be reimbursed.

All gifts and/or entertainment, provided by Mesirow Financial employees must comply with the Company’s Travel and Entertainment Policy and must be submitted on the firm standard expense report. Failure to comply with this Policy may result may result in disciplinary action.

D.

Service as a director. No employee of Mesirow Financial may serve as member of the board of directors or trustees of any publicly-held company without the prior written approval of the designated Senior Managing Director of Mesirow Financial and properly disclosed to the Compliance Department, based on a determination that the board service would not be inconsistent with the interests of Mesirow Financial and its customers. If an officer or employee is serving as a board member, that person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits.

Compliance Procedures:

     Definitions:

          ●     Supervised Persons:

➢	All employees of Mesirow Financial Investment Management, Inc. (“MFIM”), Mesirow Financial Private Equity Advisors, Inc. (“MFPEA”),

Mesirow Advanced Strategies, Inc. (“MAS”), and Mesirow Financial, Inc. (“MFI”) are deemed to be supervised persons under SEC Rule 204A-1.

● Access Persons:

	➢	All employees of MFIM, MFPEA, and MAS are deemed to be access persons under SEC Rule 204A-1.

➢

Regarding MFI, a dual-registrant, all officers, directors, supervisors, principals, registered reps and sales assistants related to the IA business, as well as operations and managed accounts employees, are deemed to be access persons under SEC Rule 204A-1.

A.

Trade execution. General policy states that personal securities transactions of supervised persons (as defined in SEC Rule 204A-1), except transactions in securities listed as exempt in Exempt Transaction section below, will be executed through MFI or through another broker/dealer as may be designated by the firm or through another broker/dealer requested by a supervised person and approved by the designated Senior Managing Director or a designated senior person and properly disclosed to the Compliance Department.

B.	Preclearance – MFIM, MAS, MFPEA and MFI

1.

Any request by an access person (as defined in SEC Rule 204A-1) to participate in an initial public offering (IPO) must be approved, in writing, by the designated Senior Managing Director or senior person and properly disclosed to the Compliance Department prior to the execution of the transaction. It must be understood that any access person who also holds a securities license is prohibited from participating in an IPO under NASD Rules.

2.

Any request by an access person to participate in a private placement must be approved, in writing, by the designated Senior Managing Director or designated senior person and properly disclosed to the Compliance Department prior to the execution of the transaction. This approval process is to be accomplished by utilizing the Outside Investment Questionnaire form located on BOB.

a.) MAS Only

If an MAS employee is considering purchasing or redeeming direct interests in a hedge/private investment fund, this investment must be approved, in writing, by the CEO, CCO and COO prior to the execution of the transaction by completing the Mesirow Financial Employee Outside Investment Form which may be found on BOB. If the MAS employee holds a direct interest in a hedge fund and that hedge fund is being considered for inclusion in any MAS portfolio, the employee must disclose such to the Investment Committee. Additionally, no more than 50% of an employee’s hedge fund investments may be outside of MAS funds (direct in an MAS product or via deferred compensation).

C.	Additional Preclearance Obligations – MFIM, MAS and MFPEA Only

1.

All personal securities transactions for MFIM, MAS and MFPEA personnel, except transactions in securities listed as exempt in the Exempt Transactions section below, must be cleared in writing in advance with the designated Senior Managing Director or a designated senior person and properly disclosed to the Compliance Department. If the proposed trade is not executed within two business days after preclearance, the preclearance will expire and the request must be made again.

	2.	MAS Only

All MAS employees who personally trade securities (excluding mutual funds, ETFs, unit trusts and those listed in the Exempt Transactions section below), or control the trading thereof, must disclose all equity, debt, options and private investment transactions prior to executions using the MAS Personal Trade Request Form.

D.	Blackout periods – MFIM and MFPEA Only

1.

No personal securities transactions of MFIM or MFPEA personnel will be cleared (as provided in C., above) if MFIM or MFPEA (1) has a conflicting order pending or (2) is actively considering a purchase or sale of the same security. A conflicting order is any order for the same security, or an option on that order, which has not been fully executed by the particular advisor.

	2.	Absent extraordinary circumstances, a personal securities transaction will not be approved until the first business day after completion of any transaction for MFIM or MFPEA.

3.

MFIM International Equity Only: During the prescribed black-out period of the first (1st) day of each month through and including the fifteenth (15th) day of each month (during which time MFIM IE runs and trades each of its models), all employees in the MFIM IE group are strictly prohibited from conducting personal securities transactions in securities contained on this group’s restricted and black-out lists which are maintained by the onsite supervisor. Absent extraordinary circumstances, personal securities transaction(s) for MFIM IE employees will not be approved during the blackout periods in the above-described securities.

E.	Reporting personal securities transactions.

1.

Any supervised person of Mesirow Financial shall (i) identify to Mesirow Financial any brokerage account in which the supervised person has a beneficial interest and (ii) instruct the broker to deliver to the designated

Senior Managing Director or designated senior person duplicate monthly statements. MFI will provide to Mesirow Financial’s Senior Managing Director or designated senior person information about transactions in the accounts of persons subject to this Code who have accounts with MFI.

2.

Any personal securities transaction of any supervised person of Mesirow Financial which for any reason does not appear in the brokerage records described above shall be reported to Mesirow Financial’s designated Senior Managing Director or designated senior person as soon as possible but no later than 30 days after quarter-end in which said transaction occurred.

3.

All access persons shall provide a complete report of his or her securities holdings at the time the person becomes an access person and at least once a year thereafter. Said holdings reports must be current as of a date not more than 45 days prior to the person becoming an access person (initial report) or of the date the report is submitted (annual report).

F.

Reports may be in any form. Reports filed may be in any form (including copies of confirmations or monthly statements) but must include (i) the date of the transaction, the title and number of shares, and the principal amount of each security involved; (ii) the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and (v) the name of the reporting person.

G.

Monitoring of transactions. Mesirow Financial’s designated Senior Managing Director or designated senior person will monitor the trading patterns of all Mesirow Financial personnel for compliance with the provisions of this Code.

Exempt Transactions:

          The provisions of this Code are intended to restrict the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code. Therefore, the following securities transactions are exempt from the requirements outlined in the foregoing procedures:

A.	Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control;

B.	Purchases or sales of:

	1.	U.S. government securities;

	2.	shares of open-end, non-affiliated investment companies (mutual funds, including money market funds);

	3.	bank certificates of deposit or commercial paper;

C.	Purchases which are part of an automatic dividend reinvestment plan; and

D.

Purchases effected upon the exercise of rights issued by an issuer prorata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Consequences of Failure to Comply with the Code:

          Compliance with this Code of Ethics is a condition of employment. Taking into consideration all relevant circumstances, the management of Mesirow Financial will determine what action is appropriate for any breach of the provisions of the Code by a supervised person or access person. Possible actions include, but are not limited to, a letter of censure, suspension, or termination of employment.

          Supervised persons are required to report any violations of the Code promptly to the designated Senior Managing Director or designated senior person and to properly disclose any such violations to the Chief Compliance Officer (CCO). Further, employees are required to self-report their own violations. Mesirow Financial encourages such reporting and will take steps to prevent any retaliation against reporting employees.

          Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by the appropriate Senior Managing Director or designated senior person, the Compliance Department and may be subject to regulatory review to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

Retention of Records:

          Mesirow Financial shall maintain the records listed below for a period of five (5) years at Mesirow Financial’s principal place of business in an easily accessible place:

A.	A list of all access persons currently and within the past five (5) years;

B.	Transaction and holdings reports submitted by access persons;

C.

Receipts signed by all supervised persons who currently or during the past five (5) years are or were subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

D.	A copy of each code of ethics that has been in effect at any time during the period;

E.	A record of any violations of the code and any actions taken in response; and

F.	A record of decisions, and supporting reasons, for approving access persons’ investments in IPOs and limited offerings.

(Updated June 2009)